Exhibit 18

February 26, 2013

Pentair Ltd.

Freier Platz 10

8200 Schaffhausen

Switzerland

Dear Sirs/Madams:

We have audited the financial statements of Pentair Ltd. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 26, 2013, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s election to change its methods of accounting for defined benefit pension and other post-retirement benefit plans costs during 2012. Note 3 to such financial statements contains a description of the adoption during the year ended December 31, 2012 of changes in accounting principles for determining the market related value of plan assets from a calculated value method to a fair value method and for recognizing actuarial gains and losses for all pension and other post-retirement benefit plans from an amortization method to immediate recognition. In our judgment, such changes are to alternative accounting principles that are preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota